Exhibit 99.1

Bsquare Reports Fourth Quarter and Full Year 2016 Results

Q4 Revenue $26.8 million; Full Year Revenue $97.4 million; Cash balance up by $3.2 million during 2016

Bellevue, Wash., – February 21, 2017 – BSQUARE Corporation (NASDAQ: BSQR) today announced financial results for the fourth quarter and full year ended December 31, 2016.

Jerry Chase, Bsquare President and Chief Executive Officer, commented, “During 2016 we saw a successful launch of DataV, our new Internet of Things (IoT) proprietary software offering, with PACCAR, Inc., a global Fortune 500 transportation company and Itron, Inc., a world-leading technology and services provider. We also delivered solid results from our traditional third-party software business and optimized our engineering services business to support both DataV and our traditional services customers.”

Mr. Chase continued, “Given our recent successes with DataV and the strength of our pipeline, we will continue targeted investments in sales and marketing, research and development, and in building an enterprise-class product support and integration services team to ensure customer success.”

Mr. Chase concluded, “We experienced strong cash flow in 2016, partly as a result of our success with DataV, increasing cash by $3.2 million during the year. We anticipate continued DataV customer traction in 2017 but believe that it will not occur uniformly throughout the year. Further, given the ability of DataV to support multiple licensing and deployment options, we expect varying revenue recognition patterns in 2017. We have built a strong base from which to grow and to further enhance shareholder value.”

Q4 2016 Financial Highlights

Total revenue for the quarter was $26.8 million, up 19% compared to the third quarter of 2016, and up 7% from the prior year period. Net loss for the quarter was $1.3 million, or $0.10 per share, compared to net loss of $0.1 million, or $0.01 per share, in the third quarter of 2016 and net income of $1.1 million, or $0.09 per share, in the year-ago quarter. Adjusted EBITDAS* for the fourth quarter of 2016 was a negative $0.8 million, compared to break-even in the third quarter of 2016 and a positive $1.9 million in the fourth quarter of 2015. Our cash and investments increased to $33.2 million at the end of the fourth quarter of 2016.

As previously disclosed, we initiated a restructuring plan in July 2016 reducing the size of our engineering services organization. These actions and the resulting severance and restructuring costs negatively impacted our Q3, Q4 and full year results, and they were mostly completed during the third quarter of 2016. We incurred pre-tax restructuring charges of $831,000 in the third quarter of 2016 and $154,000 in the fourth quarter.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended
	12/31/2016	9/30/2016	12/31/2015
Revenue:
Third-Party Software	$23,751	$18,226	$18,971
Professional Engineering Services	2,745	3,251	5,499
Proprietary Software	301	990	558
Total Revenue	26,797	22,467	25,028
Total Gross Profit	3,954	3,677	4,916
Gross Margins:
Third-Party Software	15%	16%	15%
Professional Engineering Services	7%	(8)%	29%
Proprietary Software	82%	96%	80%
Total Gross Margin	15%	16%	20%
Total Operating Expenses	5,261	4,092	3,619
Net Income (Loss)	$(1,261)	$(106)	$1,140
Per Share-Diluted	$(0.10)	$(0.01)	$0.09
Adjusted EBITDAS*	$(812)	$4	$1,941
Cash and Investments EoQ**	$33,200	$31,577	$29,973

*   Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

** Cash and Investments EoQ includes both short and long-term amounts (long-term at 12/31/15 was $250,000).

Financial Commentary on Fourth Quarter 2016 Results (Comparison to Third Quarter 2016)

•

Third-party software sales increased $5.5 million, or 30%, due to increases in sales of Microsoft Embedded software and Windows Mobile operating systems and as a result incremental customer orders ahead of expected 2017 price changes;

•	Engineering services revenue decreased $506,000, or 16%, driven primarily by completion of several large projects and our transition to supporting DataV contracts;
•

Engineering services margin averaged 7%, up from the prior quarter of negative 8%. Both quarterly periods were impacted by restructuring charges reducing margin by an average of 6% and 26% for the current and prior quarterly periods, respectively. Before the restructuring charges, margins averaged 14% and 18% for the current and prior quarterly periods, respectively,  or approximately 4% lower during the current quarterly period due to lower overall revenue and customer mix during the current quarter;

•

Operating expenses increased $1.2 million, or 29%, primarily related to increased sales expenses associated with the timing of customer bookings signed in the fourth quarter, as well as increased investment in marketing programs to support our DataV product initiatives; and

•

Cash and investments increased $1.6 million in the fourth quarter primarily due to DataV contractual payments received in advance of revenue recognition, partially offset by changes in working capital.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

Full Year 2016 Financial Highlights

Total revenue for 2016 was $97.4 million, down 9% from 2015. Net loss for 2016 was $1.1 million, or $0.09 per share, compared to net income of $6.1 million, or $0.49 per share, in 2015. Adjusted EBITDAS was $0.7 million for 2016 compared to $8.5 million in 2015. Cash and investments increased by $3.2 million during the 2016 full year period.

Details as follows (unaudited, in 000’s except per share amounts):

	Year Ended
	12/31/2016	12/31/2015
Revenue:
Third-Party Software	$80,231	$82,885
Professional Engineering Services	15,271	20,393
Proprietary Software	1,939	3,323
Total Revenue	97,441	106,601
Total Gross Profit	15,820	20,470
Gross Margins:
Third-Party Software	15%	15%
Professional Engineering Services	12%	25%
Proprietary Software	83%	85%
Total Gross Margin	16%	19%
Total Operating Expenses	16,978	14,039
Net Income (Loss)	$(1,052)	$6,093
Per Share-Diluted	$(0.09)	$0.49
Adjusted EBITDAS*	$687	$8,522
Cash and Investments EoQ**	$33,200	$29,973

*   Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

** Cash and Investments EoQ includes both short and long-term amounts (long-term at 12/31/15 was $250,000).

Financial Commentary on 2016 Full Year Results (Comparison to 2015 Full Year Results)

•	Third-party software sales decreased by $2.7 million, or 3%, primarily due to lower Windows Mobile operating systems sales offset in part by increased sales of Windows Embedded operating systems ;
•

Engineering services revenue declined by $5.1 million, or 25%, primarily as a result of the completion of several contracts that did not renew during the year and our strategic decision to concentrate sales efforts on DataV;

•

Engineering services margin averaged 12% in 2016, down 13 percentage points, due to lower utilization, and restructuring charges (accounting for a six percentage point reduction) incurred in the third and fourth quarters;

•

Operating expenses increased $2.9 million, or 21%, comprised of a $1.2 million increase in R&D expenses due to DataV development and a $1.7 million increase in selling, general and administrative expenses with the majority of the increases in marketing and sales operations; and

•	Non-cash stock-based compensation expenses decreased approximately $269,000 to $1.2 million in 2016 due to the timing of awards to employees and higher stock valuations during 2015.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

Additional DataV Metrics (Including Non-GAAP Measures)

•

2016 DataV revenue recognized during the fourth quarter of 2016 was $0.2 million, and for the full year was $0.5 million. During the fourth quarter of 2016, our DataV bookings were $1.9 million (which is a non-GAAP measure and is defined as the contract value of new agreements signed with customers) and cash receipts from DataV contracts were $0.4 million. For the full year 2016, DataV bookings were $6.2 million and cash receipts from DataV contracts were $3.3 million.

•	DataV backlog (a non-GAAP measure defined as total DataV bookings less DataV revenue recognized to date) was $5.7 million at December 31, 2016.
•

Total deferred revenue on our consolidated balance sheet at December 31, 2016 was $3.9 million. This balance included DataV deferred revenue of $3.3 million, with $1.6 million classified as current and $1.7 million classified as long-term. The deferred revenue balances relating to our DataV sales do not represent the total contract value of our DataV agreements. DataV unbilled deferred revenue (which is a non-GAAP measure) was an additional $2.5 million at December 31, 2016, and represents future contract billings that have not been invoiced, and, accordingly, are not recorded in deferred revenue.

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our new DataV product sales, since revenue will often be recognized in periods later than those in which orders have been received or cash has been collected. We anticipate changes in our non-GAAP measures in future periods as our DataV product matures and as new revenue recognition rules are implemented.

Q1 2017 Outlook

•

Bsquare currently plans to early adopt Accounting Standards Update (“ASU”) 2014-09, as amended, in the first quarter of 2017. This ASU impacts accounting for revenue recognition and the primary changes for us will result in earlier recognition of DataV license revenue. We expect the impact to be insignificant on our service and third-party software revenue.

•	We currently expect revenue for the first quarter to be in the range of $19 million to $21 million, not including any revenue that could result from our adoption of the ASU.
•

We expect blended gross margin will be in the 11.5% to 13% range, sequentially lower due to declining overall third-party software margins reflecting the previously announced changes to Microsoft’s volume reseller programs. This gross margin projection does not include any potential impact from our adoption of the ASU.

•	We expect a net loss in Q1 due to lower revenue and continued investments to grow DataV.

Conference Call

Management will host a conference call today, February 21, 2017, at 5 p.m. Eastern Standard Time (2 p.m. Pacific Standard Time.) To access the call dial 1-877-627-6582 or 1-719-325-4838 for international callers, and reference "Bsquare Corporation Fourth Quarter 2016 Earnings Conference Call." A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 7873275. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments; and strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as Microsoft and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:Investor Contact:

Peter BiereLeslie Phillips

BSQUARE Corporationthe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$14,312	$16,443
Short-term investments	18,888	13,280
Accounts receivable, net of allowance for doubtful accounts of $50 at December 31, 2016 and $62 at December 31, 2015	21,579	19,009
Prepaid expenses and other current assets	878	580
Total current assets	55,657	49,312
Equipment, furniture and leasehold improvements, net	1,089	1,167
Restricted cash equivalents	—	250
Deferred tax assets	7	145
Intangible assets, net	464	594
Goodwill	3,738	3,738
Other non-current assets	53	52
Total assets	$61,008	$55,258
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$14,831	$11,789
Accounts payable	283	188
Accrued compensation	2,008	2,390
Other accrued expenses	714	1,277
Deferred rent, current portion	321	298
Deferred revenue	2,064	1,135
Total current liabilities	20,221	17,077
Deferred tax liability	23	97
Deferred rent	854	1,177
Deferred revenue	1,798	—
Commitments and contingencies	-	-
Shareholders' equity:	-	-
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,532,348 shares issued and outstanding at December 31, 2016 and 12,092,598 shares issued and outstanding at December 31, 2015	135,660	133,331
Accumulated other comprehensive loss	(941)	(869)
Accumulated deficit	(96,607)	(95,555)
Total shareholders' equity	38,112	36,907
Total liabilities and shareholders' equity	$61,008	$55,258

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue:
Software	$24,052	$19,529	$82,170	$86,208
Professional engineering service	2,745	5,499	15,271	20,393
Total revenue	26,797	25,028	97,441	106,601
Cost of revenue:
Software	20,281	16,205	68,182	70,937
Professional engineering service	2,562	3,907	13,439	15,194
Total cost of revenue	22,843	20,112	81,621	86,131
Gross profit	3,954	4,916	15,820	20,470
Operating expenses:
Selling, general and administrative	4,426	3,280	14,119	12,400
Research and development	835	339	2,859	1,639
Total operating expenses	5,261	3,619	16,978	14,039
Income (loss) from operations	(1,307)	1,297	(1,158)	6,431
Other income (expense), net	43	8	247	132
Income (loss) before income taxes	(1,264)	1,305	(911)	6,563
Income tax benefit (expense)	3	(165)	(141)	(470)
Net income (loss)	$(1,261)	$1,140	$(1,052)	$6,093
Basic income (loss) per share	$(0.10)	$0.09	$(0.09)	$0.51
Diluted income (loss) per share	$(0.10)	$0.09	$(0.09)	$0.49
Shares used in calculation of income (loss) per share:
Basic	12,473	12,047	12,260	11,938
Diluted	12,473	12,649	12,260	12,419

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION
NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Adjusted EBITDAS:
Income (loss) from operations, as reported	$(1,307)	$1,297	$(1,158)	$6,431
Depreciation and amortization	156	150	598	575
Stock-based compensation expense	339	494	1,247	1,516
Adjusted EBITDAS (1)	$(812)	$1,941	$687	$8,522

(1)     Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for income (loss) from operations, net income (loss), or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, the Company regards Adjusted EBITDAS as a complement to income (loss) from operations, net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999